                                                                       EX-10.16

                              November 7, 1996


Mr. Billy D. Moore
National Picture & Frame Company
1500 Commerce Street
Greenwood, MS  38930

                 Re:      Employment Matters.

Dear Billy:

                 In the event a Change of Control (as defined below) occurs during the Company's fiscal year ended April 30, 1997 and, prior to the second anniversary of such Change of Control, (i) your employment with National Picture & Frame Company (the "Company") is terminated, (ii) your duties or responsibilities to the Company are substantially diminished or (iii) you are required to perform your duties and responsibilities to the Company at a location more than 50 miles from the current location of the Company's corporate headquarters (each, a "Termination Event"), then you shall be entitled to a severance package equal to your base salary from the date of such Termination Event through the later of (x) the second anniversary of such Change of Control or (y) the first anniversary of such Termination Event. The amounts payable to you pursuant to this paragraph are not intended to be duplicative of severance payments that you may otherwise be entitled to receive pursuant to Section 5(b)(i) of your Employment Agreement, dated as of April 30, 1993, by and between you and the Company (the "Employment Agreement"); and therefore the amounts payable to you pursuant to this paragraph will be reduced by the amount of any severance payments you otherwise receive pursuant to your Employment Agreement.

                 In addition, if a Change of Control occurs during the Company's fiscal year ended April 30, 1997, then notwithstanding anything in your Employment Agreement to the contrary, your cash bonus for such fiscal year shall be equal to 40% of your base salary for such fiscal year. If a Change of Control does not occur during the Company's fiscal year ended April 30, 1997, then notwithstanding anything in your Employment Agreement to the contrary, your cash bonus for such fiscal year shall equal the greater of (a) 13 1/3% of your base salary for such fiscal year and (b) the Bonus (as defined in your Employment Agreement) otherwise payable to you pursuant to your Employment Agreement for such fiscal year.

                 For purposes of this letter agreement, "Change of Control" means any (i) consolidation or merger of the Company with or into another entity or entities (whether or not the Company is the surviving entity), (ii) any sale or transfer by the Company of all or substantially all of its assets or (iii) any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Company's capital stock by the Company or the stockholders thereof as a result of